EXHIBIT 99.1

Palatin Technologies Announces Closing of Upsized $18.2 Million Public Offering with the Full Exercise of the Underwriters’ Over-Allotment Option

Trading of Palatin’s common shares resumed trading on NYSE today, November 12, 2025, under the symbol “PTN”

PRINCETON, NJ – November 12, 2025 /PRNewswire/ – Palatin Technologies, Inc. (NYSE American: PTN) ("Palatin" or the "Company"), a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor system, today announced the closing of its previously announced underwritten public offering of 2,795,384 shares of its common stock (or pre-funded warrants in lieu thereof), which included the full exercise of the underwriters’ option to purchase 364,615 additional shares of common stock (or pre-funded warrants in lieu thereof).

The offering was led by healthcare-focused, high-quality institutional investors and included participation from the Company’s Chief Executive Officer, Chief Financial Officer/Chief Operating Officer and certain board members and included an aggregate of 2,795,384 shares of common stock (or pre-funded warrants in lieu thereof) of the Company, together with Series J warrants to purchase up to 2,795,384 shares of common stock (or pre-funded warrants in lieu thereof), (the “Series J Warrants”), and Series K warrants to purchase up to 2,795,384 shares of common stock (or pre-funded warrants in lieu thereof), (the “Series K Warrants”), at a combined public offering price of $6.50 per share of common stock and accompanying Series J Warrants and Series K Warrants (the “Offering”).

The gross proceeds from the Offering, before deducting the underwriting discounts and commissions and offering expenses, were approximately $18.2 million, including proceeds from the full exercise of the underwriters’ over-allotment option. The Company may receive additional proceeds of up to $18.2 million upon the cash exercise of the milestone related Series J Warrants, however, there is no guarantee that such warrants will be exercised and accordingly that the Company will receive any proceeds from the exercise thereof.

The Company intends to use the net proceeds from the Offering to support the development of its obesity program and for working capital and general corporate purposes.

The closing of the Offering resulted in the Company regaining compliance with NYSE American continued listing standard under Section 1003(a)(iii) of the NYSE American Company Guide (the “Stockholders’ Equity Rule”) and all applicable requirements for continued listing on NYSE American. Effective November 12, 2025, the Company’s common stock resumed trading on the NYSE American exchange under the symbol “PTN” and CUSIP “696077601”.

A.G.P./Alliance Global Partners (“A.G.P.”) acted as the representative of the two underwriters for the Offering, whereby A.G.P. served as sole book-running manager and Laidlaw & Company (UK) Ltd. as lead manager in connection with the Offering.

A registration statement on Form S-1, as amended (File No. 333-290641), relating to the Offering was filed with the U.S. Securities and Exchange Commission and became automatically effective on November 5, 2025, pursuant to Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”). The Offering was being made only by means of a prospectus forming part of the effective registration statement relating to the Offering. The final prospectus relating to the Offering has been filed with the SEC on Monday, November 10, 2025. Electronic copies of the final prospectus may be obtained on the SEC’s website at http://www.sec.gov and may also be obtained by contacting A.G.P./Alliance Global Partners at 590 Madison Avenue, 28th Floor, New York, NY 10022, by phone at (212) 624-2060 or e-mail at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Palatin

Palatin is a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor systems, with targeted, receptor-specific product candidates for the treatment of diseases with significant unmet medical need and commercial potential. Palatin's strategy is to develop products and then form marketing collaborations with industry leaders to maximize their commercial potential. For more information, visit the company’s website at www.palatin.com and follow us on X (formally Twitter) @PalatinTech.

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Forward Looking Statements

Statements in this press release that are not historical facts, including statements related to the potential exercise of the milestone related Series J Warrants, which may never occur, the additional gross proceeds to the Company of $18.2 million, and the intended use of proceeds from the Offering  are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements reflect the Company's current views with respect to future events and are based on assumptions and subject to known and unknown risks and uncertainties, which change over time, and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, without limitation, potential consequences as a result of the Company’s reliance on Section 8(a) of the Securities Act due to the shutdown of the federal government, market and other conditions; the anticipated use of proceeds from the Offering; results of clinical trials; regulatory actions by the FDA and other regulatory and the need for regulatory approvals; Palatin's ability to fund development of its technology and establish and successfully complete clinical trials; the length of time and cost required to complete clinical trials and submit applications for regulatory approvals; products developed by competing pharmaceutical, biopharmaceutical and biotechnology companies; commercial acceptance of Palatin's products; and other factors discussed in Palatin's periodic filings with the SEC. All forward-looking statements included in this press release are made only as of the date of this press release. The Company assumes no obligation to update any written or oral forward-looking statement, whether as a result of new information, future events or otherwise unless required by law.

Investor Inquiries:	Media Inquiries:
Stephen T. Wills, CPA, MST	Paul Arndt, MBA, LifeSci Advisors
CFO/COO (609) 495-2200	Managing Director (646) 597-6992
Info@Palatin.com	Paul@LifeSciAdvisors.com

Palatin Technologies® is a registered trademark of Palatin Technologies, Inc.

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